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                                                                   EXHIBIT 23.1

           REPORT ON SCHEDULE AND CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
NetFlix.com:

   The audits referred to in our report dated April 4, 2000, except as to Note 8, which is as of April 13, 2000, included the related financial statement schedule as of December 31, 1999, and for the period from August 29, 1997 (inception) to December 31, 1997, and for each of the years in the two-year period ended December 31, 1999, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

   We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Mountain View, California
April 14, 2000